EXHIBIT 99.1
EDAC TECHNOLOGIES ANNOUNCES ACQUISITION
OF MTU MANUFACTURING BUSINESS UNIT
FARMINGTON, Conn., May 28, 2009 — EDAC Technologies Corporation (NASDAQ: EDAC) announced today that it has completed its acquisition of MTU Aero Engines North America, Inc.’s manufacturing business unit, including its facility located at 275 Richard Street in Newington, Connecticut. This unit primarily manufactures rotating components, such as disks, rings and shafts for the aerospace industry.
Dominick A. Pagano, President of EDAC, stated “We believe the acquisition of this business unit, which had sales of over $20 million in 2008, will become an important part of EDAC. The new product lines and technologies will complement our existing business, and will provide us with a platform to further leverage our assets and resources to further enhance shareholder value.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.